UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 10, 2011

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission

File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

A. First Supplemental Indenture for 8.25% Senior Notes due 2014

On June 10, 2011, W&T Offshore, Inc. (the “Company”) announced that it had accepted for purchase and payment (the “Initial Settlement”) $406,150,000, or approximately 90%, of the outstanding $450 million aggregate principal amount of its 8.25% Senior Notes due 2014 (CUSIP No. 92922P and U85254 AA5) (the “2014 Notes”) that were validly tendered (and not validly withdrawn) by 11:59 p.m., New York City time, on June 9, 2011 pursuant to its previously announced tender offer and consent solicitation, which commenced on May 26, 2011. In addition, on June 10, 2011, payment for the 2014 Notes pursuant to the Initial Settlement was made. The tender offer for the 2014 Notes will expire June 23, 2011, unless extended by the Company in its sole discretion.

On June 10, 2011, following receipt of the requisite consents of the holders of the 2014 Notes, the Company entered into the First Supplemental Indenture (the “First Supplemental Indenture”), by and among the Company, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, to the Indenture, dated as of June 13, 2007, by and among the Company, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as amended. The First Supplemental Indenture eliminates most of the restrictive covenants and certain default provisions respecting the 2014 Notes. The First Supplemental Indenture became operative upon the purchase by the Company of a majority of the outstanding 2014 Notes pursuant to its tender offer and consent solicitation.

A copy of the First Supplemental Indenture is filed as Exhibit 4.1 hereto and is incorporated herein by reference. The description of the First Supplemental Indenture contained herein is qualified in its entirety by the full text of such exhibit.

B. Indenture for 8.5% Senior Notes due 2019

On June 10, 2011, the Company issued and sold $600 million in aggregate principal amount of its 8.5% Senior Notes due 2019 (the “Notes”) pursuant to the Purchase Agreement, dated June 3, 2011 (the “Purchase Agreement”), between the Company and Morgan Stanley & Co. LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”). The Company filed a copy of the Purchase Agreement as Exhibit 10.1 to its Current Report on Form 8-K filed on June 8, 2011.

The Company issued the Notes pursuant to an indenture, dated June 10, 2011 (the “Indenture”), by and among the Company, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will mature on June 15, 2019. Interest on the Notes is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2011. The Notes are fully and unconditionally guaranteed by certain of the Company’s subsidiaries.

At any time prior to June 15, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 108.500% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings. On and after June 15, 2015, the Company may redeem all or part of the Notes at redemption prices (expressed as percentages of the principal amount) equal to (i) 104.250% for the twelve month period beginning on June 15, 2015; (ii) 102.125% for the twelve month period beginning on June 15, 2016 and (iii) 100.000% for the twelve month period beginning June 15, 2017 and at any time thereafter, plus accrued and unpaid interest at the redemption date. In addition, at any time prior to June 15, 2015, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus a make-whole premium, plus accrued and unpaid interest to the redemption date.

The Indenture restricts the Company’s ability and the ability of certain of its subsidiaries to: (i) incur additional debt; (ii) make payments or distributions on account of the Company’s or its restricted subsidiaries’ capital stock; (iii) sell assets; (iv) restrict dividends or other payments of the Company’s restricted subsidiaries; (v) create liens that secure debt; (vi) enter into transactions with affiliates and (vii) merge or consolidate with another company. These covenants are subject to a number of important exceptions and qualifications. At any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default or Event of Default (each as defined in the Indenture) has occurred and is continuing, many of these covenants will terminate.

The Indenture provides that each of the following is an Event of Default: (i) default in the payment of interest on the Notes when due, continued for 30 days; (ii) default in payment of the principal of or premium, if any, on the Notes when due; (iii) failure by the Company or any of its restricted subsidiaries, if any, to comply with certain covenants relating to merger and consolidation; (iv) failure by the Company to comply for 60 days after notice with any of the other agreements in the Indenture; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its restricted subsidiaries (or the payment of which is guaranteed by the Company or any of its restricted subsidiaries) if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (a “Payment Default”); or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (vii) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Company or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of the Company’s restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company; (viii) failure by the Company, or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of the Company’s restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company, to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (ix) except as permitted by the Indenture, any future subsidiary guarantee entered into by one of the Company’s subsidiaries shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee of the Notes.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of the Company’s restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Notes does not purport to be complete and is qualified in its entirety by reference to the form of Notes, which is included as Exhibit A to the Indenture filed as Exhibit 4.2 hereto, and is incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on June 8, 2011.

C. Registration Rights Agreement

On June 10, 2011, the Company entered into a registration rights agreement with the Initial Purchasers (the “Registration Rights Agreement”) that provides holders of the Notes certain rights relating to registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to (i) file with the SEC a registration statement (the “Exchange Offer Registration Statement”) relating to the registration of a new series of the Company’s notes (the “Exchange Notes”), in the same aggregate principal amount as and with terms identical in all respects to the Notes, (ii) use their commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act and (iii) use their commercially reasonable efforts to consummate a registered exchange offer with the holders of the Notes on or prior to June 10, 2012. The Company will use its commercially reasonable efforts to keep such exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holder of the Notes.

Under certain circumstances, in lieu of a registered exchange offer, the Company and the Guarantors have agreed to file a shelf registration statement relating to the resale of the Notes and to use their commercially reasonable efforts to keep such shelf registration statement effective until two years after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances). In addition, the Company and the subsidiary guarantors are required to pay additional interest if they fail to comply with their obligations to register the Notes within the specified time periods.

The description above is qualified in its entirety by the Registration Rights Agreement, which is filed as Exhibit 4.4 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K relating to the execution of the Indenture and Registration Rights Agreement is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure

On June 10, 2011, the Company issued a press release announcing the receipt of the requisite consents with respect to its tender offer and consent solicitation for its 2014 Notes. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2. of Form 8-K, the information included in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description

4.1	First Supplemental Indenture, dated as of June 10, 2011, by and among W&T Offshore, Inc., the Guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.2	Indenture, dated as of June 10, 2011, by and among W&T Offshore, Inc., the Guarantors named therein and Wells Fargo Bank, National Association, as trustee.

4.3	Form of 8.5% Senior Notes due 2019 (included in Exhibit 4.2)

4.4	Registration Rights Agreement, dated June 10, 2011, by and among W&T Offshore, Inc., the Guarantors named therein and Morgan Stanley & Co. LLC, as representative of the Initial Purchasers.

99.1	Press release dated June 10, 2011 announcing the receipt of the requisite consents with respect to the tender offer and consent solicitation for the 2014 Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: June 15, 2011	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer